Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 15, 2002, relating to the financial statements and financial highlights which appears in the September 30, 2002 Annual Report to Intermediate Class Shareholders of the California Municipal Portfolio, Diversified Municipal Portfolio, and New York Municipal Portfolio, three portfolios of Sanford C. Bernstein Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Accountants" and "Report of Independent Accountants and Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
January 24, 2003